Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
April 29, 2015

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
Sterling Bancorp Announces Results for the Three Months Ended March 31, 2015
Strong operating momentum continued highlighted by core diluted earnings per share1 of $0.21, GAAP diluted earnings per share of $0.19, and annualized commercial loan growth of 16.3%.

Key Highlights for the Three Months ended March 31, 2015

▪	Total revenue[2] was $71.3 million.

▪	Core net income[1] was $18.5 million, which represented growth of 41.3% over the same quarter a year ago.

▪	Tax equivalent net interest margin was 3.64%, compared to 3.76% in the first quarter of 2014.

▪	Total non-interest income excluding securities gains was $12.5 million, which represented 17.5% of total revenue[2].

▪	Core total revenue[1] grew 7.5% and core non-interest expense[1] declined 1.4% over the same quarter a year ago.

▪	Core operating efficiency ratio[1] was 56.4%.

▪	Commercial loan growth was 20.6% over a year ago and 16.3% annualized over the linked quarter.

▪	Core return on average tangible assets[1] was 1.07%, compared to 0.84% in the first quarter of 2014.

▪	Core return on average tangible equity[1] was 12.66%, compared to 10.73% in the first quarter of 2014.

▪	Completed an $89.7 million gross offering of common equity; successfully closed acquisition of Damian Services Corporation.

▪	Changed fiscal year end from September 30 to December 31.

MONTEBELLO, N.Y. – April 29, 2015 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced results for the three months ended March 31, 2015. Net income for the quarter was $16.8 million, or $0.19 per diluted share, compared to net income of $17.0 million, or $0.20 per diluted share, for the linked quarter ended December 31, 2014 and net income of $10.3 million, or $0.12 per diluted share, for the first quarter of 2014.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “Our results reflect our continued progress towards our goal of building a high performance regional bank that delivers strong growth and profitability. This is the first quarter since the merger between Legacy Sterling Bancorp and Legacy Provident New York Bancorp in which we can review year-over-year results on a fully comparable basis. Over the past 12 months, our total assets have grown $803.1 million and reached $7.7 billion; total portfolio loans have grown $694.6 million to $4.9 billion, and total deposits have grown $344.2 million to $5.6 billion. We are a significantly larger, more diversified and more profitable bank than we were a year ago.

1. Core measures are defined in the non-GAAP tables beginning on page 10.
2. Total revenue is equal to net interest income plus non-interest income excluding securities gains and losses.

“Our pending acquisition of Hudson Valley Holding Corp. remains on-track. Our stockholders’ approved the merger on April 28, 2015 and we continue to make good progress in obtaining regulatory approvals. We anticipate the transaction will close in the second quarter of 2015.

“Core net income for the quarter was $18.5 million and core diluted earnings per share were $0.21. This represents growth of 41.3% and 31.3% over the same period a year ago. Our core return on average tangible assets was 1.07% and core return on average tangible equity was 12.66%. This compares to 0.84% and 10.73%, respectively, for the quarter ended March 31, 2014.

“Year-over-year, our core total revenue grew 7.5% and core non-interest expense decreased by 1.4%. For the quarter, our core operating efficiency ratio was 56.4%, which compares to 54.0% in the linked quarter and 61.4% in the same quarter last year. We continue to work through our facilities consolidation strategy and during the quarter we exited two financial center locations. We continue to invest in personnel, systems and risk management infrastructure as we prepare to cross the $10 billion asset size threshold, which will trigger additional regulatory requirements. We are well-positioned to realize the anticipated cost savings and revenue enhancement opportunities we have previously identified with Hudson Valley.

“We continue to experience strong loan growth across multiple asset classes. As of March 31, 2015, total portfolio loans were $4.9 billion, which represented annualized growth of 10.2% over the prior quarter end and growth of $694.6 million, or 16.4% over a year ago. Total portfolio loan balances were impacted by the sale of approximately $44.0 million of residential mortgage loans in March 2015. During the quarter, our commercial loan balances grew $160.9 million, which represented annualized growth of 16.3% over the prior quarter end and grew $708.0 million, or 20.6%, over a year ago.

“As of March 31, 2015, our total deposits were $5.6 billion. Our retail, commercial and municipal transaction, money market and savings accounts were $5.0 billion, which represented 89.2% of our total deposit balances. Our retail and commercial demand and money market deposits were $3.2 billion, which represented annualized growth of 17.4% over the linked quarter. Our total cost of deposits was 0.23% for the three months ended March 31, 2015.

“We continue to focus on diversifying and improving our revenue mix. Non-interest income excluding securities gains was $12.5 million for the quarter, which represented 17.5% of total revenue. We have a significant opportunity to grow our specialty lending and other fee-based businesses; which we expect to do so, in part, through our acquisition of Damian Services Corporation, which we completed on February 27, 2015, and which we anticipate will drive growth in the volume and efficiency of our payroll finance business. We maintain our target of growing fee income and increasing the proportion of fee income to total revenue to greater than 20% over time.

“Net charge-offs against the allowance for loan losses for the three months ended March 31, 2015 were $1.6 million, compared to $1.2 million in the three months ended December 31, 2014. The allowance for loan losses to total loans was 0.87% at March 31, 2015. As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions are not subject to the allowance for loan losses as the performance of these loans remains satisfactory. The ratio of allowance for loan losses to non-performing loans was 92.3% at March 31, 2015.

“Our capital position remains strong. At March 31, 2015, our tangible equity to tangible assets ratio was 8.63% and our estimated Tier 1 leverage ratio was 9.46%. At Sterling National Bank, our estimated Tier 1 leverage ratio was 10.55%. In February 2015, we raised $89.7 million of common equity which further augments our capital and liquidity to support organic growth and potential acquisitions. We have ample capital to execute our strategy.

“Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on May 21, 2015 to our holders as of the record date of May 11, 2015.”

Reconciliation of Core to GAAP Results
Results for the first quarter of 2015 were impacted by pre-tax charges of $4.1 million that were mainly incurred in connection with the acquisition of Damian Services Corporation, the pending acquisition of Hudson Valley, the consolidation of our financial centers and amortization of non-compete agreements. Excluding the impact of these items, and net gain on sale of securities and related income tax impact, net income was $18.5 million, or $0.21 per diluted share.

See the reconciliation of the Company’s non-GAAP financial measures included in this press release beginning on page 10. Non-GAAP financial measures include references to the terms “core” or “excluding”.

Net Interest Income and Margin
First quarter 2015 compared with first quarter 2014
Net interest income was $58.9 million, up $4.8 million compared to the first quarter of 2014. This was mainly the result of higher average loan balances due to organic growth as average loans increased $764.1 million or 18.9% between the periods. The tax-equivalent yield on investment securities increased 2 basis points and the yield on loans decreased 39 basis points. Yield on loans included $926 thousand in accretion of the fair value discount associated with the loans acquired in prior acquisitions. The cost of total deposits was 23 basis points and the cost of borrowings was 2.00%. The net interest margin on a tax-equivalent basis was 3.64% compared to 3.76% for the same period a year ago.

First quarter 2015 compared with linked quarter ended December 31, 2014
Net interest income declined $1.4 million compared to the linked quarter ended December 31, 2014. The decrease in net interest income was mainly due to two fewer days in the period, which reduced net interest income by approximately $1.3 million based on the average balance of earning assets for the quarter. Average loans increased $50.8 million compared to the linked quarter. Partially offsetting this increase was a decline in the yield on loans, which was 4.66% for the quarter compared to 4.74% for the linked quarter. The accretion of the fair value discount associated with loans acquired in prior acquisitions decreased by $334 thousand. The tax-equivalent yield on interest earning assets was 4.11% compared to 4.17% in the linked quarter. Tax-equivalent net interest margin was 3.64% compared to 3.70% in the linked quarter.

Non-interest Income
First quarter 2015 compared with first quarter 2014
Excluding net gain (loss) on sale of securities, non-interest income increased $121 thousand to $12.5 million in the first quarter of 2015 compared to the same quarter last year. The increase was mainly due to an increase in gain on sale income in mortgage banking. The Company realized a net gain on sale of securities of $1.5 million in the first quarter of 2015 compared to a net gain on sale of securities of $60 thousand in the same quarter last year.

First quarter 2015 compared with linked quarter ended December 31, 2014
Excluding net gain (loss) on sale of securities, non-interest income decreased $1.5 million to $12.5 million during the first quarter of 2015. The decrease was mainly due to a decrease in factoring and payroll finance fees of $632 thousand, a decrease of $601 thousand in other non-interest income and a decrease of $599 thousand in deposit fees and service charges. The Company realized a net loss on sale of securities of $43 thousand in the linked quarter.

Non-interest Expense
First quarter 2015 compared with first quarter 2014
Non-interest expense declined $802 thousand relative to the first quarter of 2014 to $45.9 million, mainly due to declines in compensation and benefits of $2.1 million, occupancy and office operations expense of $674 thousand and amortization of intangible assets of $1.1 million. This was partially offset by increases in merger-related expense of $2.1 million and a charge on the consolidation of financial centers of $312 thousand, included in other non-interest expense in the income statement.

First quarter 2015 compared with linked quarter ended December 31, 2014
Non-interest expense increased $107 thousand compared to the linked quarter, mainly due to a $2.0 million increase in merger-related expense. Compensation and benefits increased $755 thousand as a result of an increase in payroll taxes and an increase in personnel due to the acquisition of Damian Services Corporation. During the first quarter of 2015, the amortization of intangible assets declined $474 thousand to $1.4 million as several non-compete agreements associated with the Legacy Sterling Bancorp merger expired in October 2014.

Income Taxes
In the first quarter of 2015, the Company recorded income taxes at a rate of 32.5%, compared to an effective tax rate of 33.0% in the linked quarter and 30.8% for the same quarter last year.

Key Balance Sheet Highlights at March 31, 2015

▪	Total assets were $7.7 billion.

▪	Total loans, including loans held for sale, were $5.0 billion.

▪
Commercial and industrial loans (which includes traditional C&I, asset-based lending, payroll finance, factoring, warehouse lending and equipment finance) represented 45.2%; commercial real estate loans represented 38.8%; consumer and residential mortgage loans represented 14.1%; and acquisition, development and construction loans represented 1.9% of total portfolio loans.

▪
Commercial loan growth, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses was $160.9 million for the quarter ended March 31, 2015, and represented annualized growth of 16.3% over the prior quarter.

▪	Securities, excluding FHLB and FRB stock, were $1.8 billion and represented 23.3% of total assets.

▪	Total deposits were $5.6 billion.

▪	Retail, commercial and municipal transaction, money market and savings deposits were $5.0 billion and represented 89.2% of total deposits.

▪
The allowance for loan losses was $42.9 million and represented 0.87% of total portfolio loans. Loans acquired in prior merger transactions were recorded at fair value at the acquisition date; a substantial portion of these loans continue to carry no allowance for loan losses.

▪	Tangible book value per share was $6.89.

Credit Quality
Non-performing loans decreased $194 thousand to $46.4 million, or 0.94% of total loans at March 31, 2015 compared to $46.6 million, or 0.97% of total loans at December 31, 2014. Net charge-offs for the first quarter of 2015 that were charged to the allowance for loan losses were $1.6 million, compared to $1.2 million in the linked quarter. The allowance for loan losses at March 31, 2015 was $42.9 million, which represented 92.3% of non-performing loans and 0.87% of our total loan portfolio compared to $42.4 million, 90.8% and 0.88%, respectively, as of December 31, 2014. The increase in the balance of the allowance for loan losses was mainly related to the higher balance of loans outstanding at March 31, 2015.

Capital
The Company’s stockholders’ equity was $1.1 billion at March 31, 2015, an increase of $105.3 million relative to December 31, 2014. The increase was mainly the result of the common equity raise of $89.7 million (gross), which the Company completed in February 2015. The increase was also due to net income of $16.8 million, an increase in other comprehensive income of $5.5 million and stock option exercises and stock-based compensation of $3.9 million. These increases were partially offset by dividends declared of $5.9 million.

Tangible book value per share increased to $6.89 at March 31, 2015 from $6.47 at December 31, 2014. Total goodwill and other intangible assets were $452.7 million at March 31, 2015, an increase of $20.4 million compared to December 31, 2014, mainly due to the acquisition of Damian Services Corporation. For the quarter ended March 31, 2015, basic and diluted weighted average common shares outstanding increased to 87.8 million and 88.3 million, respectively, compared to 83.8 million basic shares and 84.2 million diluted shares, respectively, for the quarter ended December 31, 2014. The increase in shares outstanding was mainly the result of the issuance of 6.9 million shares in connection with the common equity offering. Total shares outstanding at March 31, 2015 were approximately 91.1 million.

Consolidated tangible equity to tangible assets was 8.63% at March 31, 2015 and the Company’s estimated Tier 1 leverage ratio was 9.46%. Sterling National Bank remained well capitalized at March 31, 2015 with an estimated Tier 1 leverage ratio of 10.55%.

Sterling Bancorp will host a teleconference and webcast on Thursday, April 30, 2015 at 10:30 AM eastern time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (855) 877-0343, Conference ID #20635605. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, with its principal subsidiary Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: the ability to obtain regulatory approvals and meet other closing conditions in connection with the Hudson Valley Holding Corp. merger, including approval by Hudson Valley Holding Corp. stockholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Sterling Bancorp and Hudson Valley Holding Corp. business or fully realizing cost savings and other benefits; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	3/31/2015	12/31/2014	3/31/2014
Assets:
Cash and due from banks	$186,701	$121,520	$164,645
Investment securities	1,800,037	1,713,183	1,760,575
Loans held for sale	53,737	46,599	21,348
Loans:
Residential mortgage	494,106	529,766	512,875
Commercial real estate	1,916,937	1,842,821	1,614,002
Commercial and industrial	2,232,442	2,145,644	1,827,374
Acquisition, development and construction	95,567	96,995	90,905
Consumer	199,854	200,415	199,198
Total portfolio loans	4,938,906	4,815,641	4,244,354
Allowance for loan losses	(42,884)	(42,374)	(32,015)
Total loans, net	4,896,022	4,773,267	4,212,339
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	68,864	75,437	53,346
Accrued interest receivable	21,367	19,301	18,154
Premises and equipment, net	45,076	46,156	49,041
Goodwill	400,941	388,926	387,286
Other intangibles	51,757	43,332	50,441
Bank owned life insurance	151,323	150,522	117,572
Other real estate owned	8,231	5,867	9,275
Other assets	43,459	40,712	80,397
Total assets	$7,727,515	$7,424,822	$6,924,419
Liabilities:
Deposits	$5,555,946	$5,212,325	$5,211,724
FHLB borrowings	857,138	1,003,209	489,801
Other borrowings	25,245	9,846	19,991
Senior notes	98,595	98,498	98,215
Subordinated debentures	—	—	26,509
Mortgage escrow funds	5,805	4,167	8,711
Other liabilities	104,243	121,577	133,002
Total liabilities	6,646,972	6,449,622	5,987,953
Stockholders’ equity	1,080,543	975,200	936,466
Total liabilities and stockholders’ equity	$7,727,515	$7,424,822	$6,924,419

Shares of common stock outstanding at period end	91,121,531	83,927,572	83,544,307
Book value per share	$11.86	$11.62	$11.21
Tangible book value per share	6.89	6.47	5.97

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	3/31/2015	12/31/2014	3/31/2014
Interest and dividend income:
Loans and loan fees	$55,271	$56,869	$50,312
Securities taxable	7,632	7,413	7,573
Securities non-taxable	2,867	2,865	2,674
Other earning assets	902	940	766
Total interest income	66,672	68,087	61,325
Interest expense:
Deposits	3,091	2,818	2,394
Borrowings	4,714	5,032	4,903
Total interest expense	7,805	7,850	7,297
Net interest income	58,867	60,237	54,028
Provision for loan losses	2,100	3,000	4,800
Net interest income after provision for loan losses	56,767	57,237	49,228
Non-interest income:
Accounts receivable / factoring commissions and other fees	3,502	4,134	3,500
Mortgage banking income	3,157	2,858	2,383
Deposit fees and service charges	3,622	4,221	3,904
Net gain (loss) on sale of securities	1,534	(43)	60
Bank owned life insurance	1,076	1,024	729
Investment management fees	360	403	542
Other	759	1,360	1,297
Total non-interest income	14,010	13,957	12,415
Non-interest expense:
Compensation and benefits	23,165	22,410	25,263
Stock-based compensation plans	1,109	1,146	927
Occupancy and office operations	6,580	7,245	7,254
Amortization of intangible assets	1,399	1,873	2,511
FDIC insurance and regulatory assessments	1,428	1,568	1,567
Other real estate owned, net (income) expense	(37)	(81)	61
Merger-related expense	2,455	502	388
Other	9,822	11,151	8,752
Total non-interest expense	45,921	45,814	46,723
Income before income tax expense	24,856	25,380	14,920
Income tax expense	8,078	8,376	4,588
Net income	$16,778	$17,004	$10,332
Weighted average common shares:
Basic	87,839,029	83,831,380	83,497,765
Diluted	88,252,768	84,194,916	83,794,107
Earnings per common share:
Basic earnings per share	$0.19	$0.20	$0.12
Diluted earnings per share	0.19	0.20	0.12
Dividends declared per share	0.07	0.07	0.07

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Total assets	$7,727,515	$7,424,822	$7,337,387	$7,250,729	$6,924,419
Securities available for sale	1,214,404	1,140,846	1,110,813	1,160,510	1,233,310
Securities held to maturity	585,633	572,337	579,075	570,470	527,265
Total portfolio loans	4,938,906	4,815,641	4,760,438	4,558,624	4,244,354
Goodwill	400,941	388,926	388,926	387,325	387,286
Other intangibles	51,757	43,332	45,278	47,860	50,441
Deposits	5,555,946	5,212,325	5,298,654	5,102,457	5,211,724
Municipal deposits (included above)	1,013,835	883,350	992,761	824,522	926,618
Borrowings	980,978	1,111,553	939,069	1,061,777	634,516
Stockholders’ equity	1,080,543	975,200	961,138	953,433	936,466
Tangible equity	627,845	542,942	526,934	518,248	498,739
Average Balances
Total assets	$7,438,314	$7,340,332	$7,217,649	$7,048,328	$6,747,546
Loans, gross:
Residential mortgage	531,421	566,705	548,146	536,038	520,887
Commercial real estate	1,908,582	1,850,168	1,736,441	1,680,242	1,580,454
Commercial and industrial	2,068,394	2,038,784	1,966,359	1,805,048	1,625,720
Acquisition, development and construction	97,865	95,727	97,863	94,804	93,531
Consumer	200,504	204,631	202,940	199,626	199,834
Loans, total [1]	4,806,766	4,756,015	4,580,178	4,315,758	4,042,702
Securities (taxable)	1,379,861	1,355,104	1,349,126	1,444,507	1,386,538
Securities (non-taxable)	368,326	366,017	361,766	339,417	324,470
Total earning assets	6,736,422	6,629,115	6,430,467	6,265,883	5,985,054
Deposits:
Non-interest bearing demand	1,503,692	1,626,341	1,636,583	1,681,169	1,640,125
Interest bearing demand	775,714	756,217	732,699	712,051	761,409
Savings (including mortgage escrow funds)	766,448	685,142	647,103	606,518	613,131
Money market	1,851,839	1,817,091	1,566,669	1,625,335	1,461,774
Certificates of deposit	452,594	457,996	520,899	549,201	582,580
Total deposits and mortgage escrow	5,350,287	5,342,787	5,103,953	5,174,274	5,059,019
Borrowings	955,677	902,299	1,064,137	820,607	660,486
Equity	1,031,809	973,089	956,166	944,476	934,304
Tangible equity	592,839	539,693	522,025	507,671	494,691
Condensed Tax Equivalent Income Statement
Interest and dividend income	$66,672	$68,087	$67,109	$65,761	$61,325
Tax equivalent adjustment*	1,544	1,546	1,543	1,481	1,440
Interest expense	7,805	7,850	7,476	7,310	7,297
Net interest income (tax equivalent)	60,411	61,783	61,176	59,932	55,468
Provision for loan losses	2,100	3,000	5,350	5,950	4,800
Net interest income after provision for loan losses	58,311	58,783	55,826	53,982	50,668
Non-interest income	14,010	13,957	12,286	13,471	12,415
Non-interest expense	45,921	45,814	43,780	44,904	46,723
Income before income tax expense	26,400	26,926	24,332	22,549	16,360
Income tax expense (tax equivalent)*	9,622	9,922	7,995	7,538	6,028
Net income	$16,778	$17,004	$16,337	$15,011	$10,332
[1] Includes loans held for sale, excludes allowance for loan losses.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Basic earnings per share	$0.19	$0.20	$0.20	$0.18	$0.12
Diluted earnings per share	0.19	0.20	0.19	0.18	0.12
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Tangible book value per share	6.89	6.47	6.30	6.20	5.97
Shares of common stock outstanding	91,121,531	83,927,572	83,628,267	83,600,529	83,544,307
Basic weighted average common shares outstanding	87,839,029	83,831,380	83,610,943	83,580,050	83,497,765
Diluted weighted average common shares outstanding	88,252,768	84,194,916	83,883,461	83,806,135	83,794,107
Performance Ratios (annualized)
Return on average assets	0.91%	0.92%	0.90%	0.85%	0.62%
Return on average equity	6.59%	6.93%	6.78%	6.37%	4.48%
Return on average tangible equity [1]	11.48%	12.50%	12.42%	11.86%	8.47%
Core operating efficiency [1]	56.4%	54.0%	54.7%	57.8%	61.4%
Analysis of Net Interest Income
Yield on loans	4.66%	4.74%	4.83%	5.04%	5.05%
Yield on investment securities - tax equivalent[2]	2.79%	2.73%	2.78%	2.75%	2.77%
Yield on earning assets - tax equivalent[2]	4.11%	4.17%	4.24%	4.30%	4.25%
Cost of deposits	0.23%	0.21%	0.19%	0.18%	0.19%
Cost of borrowings	2.00%	2.21%	1.88%	2.44%	3.01%
Cost of interest bearing liabilities	0.66%	0.67%	0.65%	0.68%	0.73%
Net interest rate spread - tax equivalent basis[2]	3.45%	3.50%	3.59%	3.62%	3.52%
Net interest margin - tax equivalent basis[2]	3.64%	3.70%	3.77%	3.84%	3.76%
Capital
Tier 1 leverage ratio - Company (estimated)	9.46%	8.21%	8.12%	8.14%	8.72%
Tier 1 leverage ratio - Bank only (estimated)	10.55%	9.38%	9.34%	9.42%	9.83%
Tier 1 risk-based capital - Bank only (estimated)	$739,580	$651,204	$636,327	$624,599	$622,878
Total risk-based capital - Bank only (estimated)	782,859	693,973	676,939	661,344	655,288
Tangible equity as a % of tangible assets - consolidated [1]	8.63%	7.76%	7.63%	7.60%	7.69%
Asset Quality
Non-performing loans (NPLs) non-accrual	$45,476	$45,859	$49,562	$53,153	$54,877
Non-performing loans (NPLs) still accruing	972	783	1,401	3,645	5,394
Other real estate owned	8,231	5,867	7,580	5,017	9,275
Non-performing assets (NPAs)	54,679	52,509	58,543	61,815	69,546
Net charge-offs	1,590	1,238	1,088	1,615	3,397
Net charge-offs as a % of average loans (annualized)	0.13%	0.10%	0.09%	0.15%	0.34%
NPLs as a % of total loans	0.94%	0.97%	1.07%	1.25%	1.42%
NPAs as a % of total assets	0.71%	0.71%	0.80%	0.85%	1.00%
Allowance for loan losses as a % of NPLs	92.3%	90.8%	79.7%	64.0%	53.1%
Allowance for loan losses as a % of total loans	0.87%	0.88%	0.85%	0.80%	0.75%
Special mention loans	$26,057	$31,318	$39,553	$41,829	$39,964
Substandard / doubtful loans	74,252	74,901	73,093	79,110	82,673
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$7,727,515	$7,424,822	$7,337,387	$7,250,729	$6,924,419
Goodwill and other intangibles	(452,698)	(432,258)	(434,204)	(435,185)	(437,727)
Tangible assets	7,274,817	6,992,564	6,903,183	6,815,544	6,486,692
Stockholders’ equity	1,080,543	975,200	961,138	953,433	936,466
Goodwill and other intangibles	(452,698)	(432,258)	(434,204)	(435,185)	(437,727)
Tangible stockholders’ equity	627,845	542,942	526,934	518,248	498,739
Common stock outstanding at period end	91,121,531	83,927,572	83,628,267	83,600,529	83,544,307
Tangible equity as a % of tangible assets	8.63%	7.76%	7.63%	7.60%	7.69%
Tangible book value per share	$6.89	$6.47	$6.30	$6.20	$5.97
The Company believes that tangible equity is useful as a tool to help assess a company’s capital position.

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$1,031,809	$973,089	$956,166	$944,476	$934,304
Average goodwill and other intangibles	(438,970)	(433,396)	(434,141)	(436,805)	(439,613)
Average tangible stockholders’ equity	592,839	539,693	522,025	507,671	494,691
Net income (loss)	16,778	17,004	16,337	15,011	10,332
Net income (loss), if annualized	68,044	67,462	64,815	60,209	41,902
Return on average tangible equity	11.48%	12.50%	12.42%	11.86%	8.47%
Core net income (see reconciliation on page 11)	$18,501	$19,615	$18,166	$15,715	$13,094
Annualized core net income	75,032	77,820	72,072	63,033	53,103
Core return on average tangible equity	12.66%	14.42%	13.81%	12.42%	10.73%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess a company’s use of tangible equity.

The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$7,438,314	$7,340,332	$7,217,649	$7,048,328	$6,747,546
Average goodwill and other intangibles	(438,970)	(433,396)	(434,141)	(436,805)	(439,613)
Average tangible assets	6,999,344	6,906,936	6,783,508	6,611,523	6,307,933
Net income (loss)	16,778	17,004	16,337	15,011	10,332
Net income (loss), if annualized	68,044	67,462	64,815	60,209	41,902
Return on average tangible assets	0.97%	0.98%	0.96%	0.91%	0.66%
Core net income (see reconciliation on page 11)	$18,501	$19,615	$18,166	$15,715	$13,094
Annualized core net income	75,032	77,820	72,072	63,033	53,103
Core return on average tangible assets	1.07%	1.13%	1.06%	0.95%	0.84%
The Company believes that the core return on average tangible assets is a useful tool to help assess the Company’s profitability.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$58,867	$60,237	$59,633	$58,451	$54,028
Non-interest income	14,010	13,957	12,286	13,471	12,415
Total net revenue	72,877	74,194	71,919	71,922	66,443
Tax equivalent adjustment on securities interest income	1,544	1,546	1,543	1,481	1,440
Net (gain) loss on sale of securities	(1,534)	43	(33)	(1,193)	(60)
Core total revenue	72,887	75,783	73,429	72,210	67,823
Non-interest expense	45,921	45,814	43,780	44,904	46,723
Merger-related expense	(2,455)	(502)	—	—	(388)
Charge for asset write-downs, banking systems conversion, retention and severance	(971)	(2,493)	(1,103)	(2,321)	(678)
Gain on sale of financial center and redemption of Trust Preferred Securities	—	—	—	1,637	—
Charge on benefit plan settlement	—	—	—	—	(1,486)
Amortization of intangible assets	(1,399)	(1,873)	(2,511)	(2,511)	(2,511)
Core non-interest expense	41,096	40,946	40,166	41,709	41,660
Core operating efficiency ratio	56.4%	54.0%	54.7%	57.8%	61.4%
The Company believes the core operating efficiency ratio is a useful tool to help assess the Company’s core operating performance.

The following table shows the reconciliation of core net income and core earnings per share:
Income before income tax expense	$24,856	$25,380	$22,789	$21,068	$14,920
Income tax expense	8,078	8,376	6,452	6,057	4,588
Net income	16,778	17,004	16,337	15,011	10,332

Net (gain) loss on sale of securities	(1,534)	43	(33)	(1,193)	(60)
Merger-related expense	2,455	502	—	—	388
Charge for asset write-downs, banking systems conversion, retention and severance	971	2,493	1,103	2,321	678
Gain on sale of financial center and redemption of Trust Preferred Securities	—	—	—	(1,637)	—
Charge on benefit plan settlement	—	—	—	—	1,486
Amortization of non-compete agreements and acquired customer lists	660	859	1,497	1,497	1,497
Total charges	2,552	3,897	2,567	988	3,989
Income tax (benefit)	(829)	(1,286)	(738)	(284)	(1,227)
Total non-core charges net of taxes	1,723	2,611	1,829	704	2,762
Core net income	$18,501	$19,615	$18,166	$15,715	$13,094

Weighted average diluted shares[1]	88,252,768	84,194,916	83,883,461	83,806,135	83,794,107
Diluted EPS as reported	$0.19	$0.20	$0.19	$0.18	$0.12
Core diluted EPS (excluding total charges)	0.21	0.23	0.22	0.19	0.16
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess the Company’s profitability.